Exhibit 10.2
Snap Group Limited Singapore Branch
12 Marina Boulevard #16-03/04
Marina Bay Financial Centre, Singapore 018982

May 1, 2026

Ajit Mohan
ajit@snap.com
Dear Ajit:
As part of your voluntary transfer back to Singapore, Snap Group Limited Singapore Branch (the “Company”) is offering employment to you on the terms described below.
1.Position. As discussed, your employment relationship with Snap Inc, will come to an end by mutual agreement on April 30, 2026, (the “Cessation Date”), and you will no longer be an employee of Snap Inc. after that date. As of the Cessation Date, your salary will cease, and any entitlement you have or might have under a benefit plan, program, contract or practice provided by Snap Inc will terminate, except as required by applicable law. Subject to you satisfying the pre-employment conditions in this Agreement, effective May 1, 2026 (“Start Date”), you will commence employment under this Agreement with the Company in the full time role as Snap’s Chief Business Officer reporting to Snap Inc.’s CEO. In this role, you will be responsible for driving worldwide revenue growth and commercial innovation at scale. This role oversees global sales, business development, and monetization strategies, ensuring alignment with product, marketing, and regional teams to maximize market share and long-term value creation. As a key member of the executive leadership team, you will shape Snap Inc.’s go-to-market vision, expand international opportunities, and build high-impact partnerships to sustain competitive advantage in a rapidly evolving digital ecosystem. By signing this letter (the “Agreement”), you confirm with the Company that you are not under any contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.Compensation.
a.Base Salary. You will be paid a starting salary of SGD 112,500 per month, payable on the Company’s regular payroll date in each month. Electronic payslips may be issued to you rather than paper copies. Your pay will be periodically reviewed as part of the Company’s regular compensation reviews, but the Company is under no obligation to increase your pay, subject to applicable law. The Company will also make all required contributions to your Central Provident Fund account in accordance with the Central Provident Fund Act.
b.Discretionary Bonus. You may be eligible to receive an annual discretionary bonus. Please note that whether or not you receive a discretionary bonus, as well as the amount, will be determined by the Company in its sole discretion. Subject to applicable law, any bonus paid will not be part of normal or expected salary for any purpose, including the calculation of severance, if any, upon termination.
c.Withholding and Deductions. All forms of compensation referred to in this Section 2 or elsewhere in this Agreement or otherwise paid to you in relation to your employment by the Company are subject to applicable withholding and payroll taxes and the following fixed monthly deductions:
(i)Employee’s share of the Central Provident Fund contribution as applicable.

(ii)Contribution to the relevant Self-Help Group as applicable.
In addition, to the extent permitted by applicable law, the Company may deduct from your compensation or other payments due to you any money that you owe to the Company (including repayment of any amounts as described above).
d.Fixed Monthly Allowances. Your fixed monthly allowances, if any, will be confirmed and provided to you in a separate document within 14 days after your Start Date. Your entitlement to such allowances will accrue from your Start Date unless otherwise notified to you in writing.
3.Place of and Hours of Work. Your normal place of work will be at the Company’s offices located in Singapore. You also agree to travel to and work at such other places, throughout Singapore and the rest of the world, as the Company may require for the proper and efficient performance of your duties. As a professional, manager or executive, you are required and expected to abide by the regular office hours, as may be applicable. However, you may remain flexible in your work schedule based on the needs of the Company and/or as may be expected and required of your role , including working on your rest days and/or outside of the said regular office hours in order to complete your duties in a timely and satisfactory manner. Therefore, you agree that any additional working hours expended by you do not entitle you to any additional payment at the overtime rate or otherwise.
4.Employee Benefits. As an employee of the Company, you will be eligible to participate in the employee benefit plans, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company in your country. The benefits may have additional terms and conditions and eligibility criteria. The Company may modify or terminate benefits from time to time as it deems necessary or appropriate. You will also be entitled to the following, in accordance with the Company’s policies (enumerated in the Employee Handbook and the Company’s or Group Company’s intranet site, as applicable) but in no case less than the applicable statutory minimum, a copy of which will be given to you:
(i)Paid and unpaid leave entitlements (such as sick, maternity, paternity, adoption, childcare and extended childcare leave); and
(ii)Medical benefits.
5.Vacation/Paid Time Off. You will be entitled to annual leave in accordance with the Company’s policies but in no case less than the applicable statutory minimum, which will be prorated for a partial year of employment and for part-time employees. You are expected to take any statutory leave prior to the end of each calendar year. Any leave accrued in a year not taken by the end of the following year will be forfeited, subject to applicable law. If, upon the termination of your employment, you have taken more annual leave than your accrued entitlement as of the date of termination, such absence shall be deemed as absence from work without leave and the Company will be entitled to deduct the appropriate amount from any payments due to you, subject to applicable law.
6.Sickness. In the case of absence from work due to sickness, injury, or other incapacity, you or someone on your behalf must notify us as soon as possible, but no later than 48 hours of the commencement thereof stating the cause of the absence and its likely duration and should keep the Company updated throughout the period of absence. The Company will comply with any applicable minimum statutory sick leave or sick pay regulations and may require you to provide a medical certificate or other form in relation to your sickness.

7.Pre-Employment Conditions.
a.Work Permit. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the country where you will be employed. Such documentation must be provided to us prior to or on your Start Date, or this offer will be rescinded or any employment relationship with you may be terminated.
b.Export Control License. This offer is also contingent upon receipt of any export license or other approval that may be required under applicable law. The Company is not obligated to apply for any export license or other approval that may be required, nor can we guarantee that the relevant government agency will issue such license or approval.
8.Confidential Information and Invention Assignment Agreement. Like all Company employees, as a condition of your employment with the Company, you will be required to sign and comply with the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (see Attachment A).
9.Employment Relationship. Employment with the Company is for no specific period of time and will be subject to the termination procedures described in Section 10 below. Your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time at the discretion of the Company, subject to applicable law.
10.Termination. The Company will be entitled at its absolute discretion to terminate your employment at any time by giving you three months written notice (or pay in lieu thereof). The aforesaid written notice period will likewise apply to you if you wish to resign. The Company may terminate your employment without notice (or pay in lieu thereof), after due inquiry, if the Company has just cause under applicable law. All benefits will cease upon termination of employment, subject to applicable law.
11.Suspension. The Company has the right to suspend all or any of your duties for any period and on terms as it considers appropriate, subject to applicable law. The Company may exercise the right to suspend at any time and may do so pending the completion or continuance of any internal investigation, as a disciplinary measure, or for any other reasons permitted under applicable law. During the suspension, you will remain an employee of the Company subject to the obligations under this Agreement and may receive full, part or no pay, as determined by the Company in accordance with applicable law.
12.Garden Leave. The Company may also place you on “garden leave” during any period of notice of termination or resignation of your employment. While on garden leave, the Company may: (a) require you to carry out different duties from your normal duties; (b) require you not to attend work; (c) require you to cease carrying out your duties altogether or cease having any business dealings with the Company’s employees, consultants, suppliers, customers, and prospective customers; or (d) exclude you from any premises of the Company or any Group Company. During such period, you will continue to receive your salary and all contractual benefits provided by your employment, and you must continue to comply with Section 13 below.
13.General Obligations, Outside Activities and Obligation to Cooperate. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability, and respect for all. You will also be expected to comply with the Company’s policies and procedures as published or amended from time to time (although these policies and procedures do not form part of this Agreement and the Company may amend, modify or withdraw Company policies and procedures with or without notice to you). While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company. You further agree that during your employment with the Company and following the termination of your employment, you will cooperate with and make yourself available to the Company in connection with any pending or future internal investigation, government or regulatory investigation involving the Company.
14.Network Use and Data Access. Any use by you of Group Company communications systems and equipment, including email and computers must be in accordance with any policies that the Company or Group Company may issue from time to time. Furthermore, to the extent that you may have access to the personal data of others (within or outside the Group Company) in the course of your employment with the Company, you also agree that you will strictly comply with all applicable data protection laws, regulations and guidelines and any policies issued by the Company or Group Company from time to time relating to data protection and privacy, and you acknowledge that the breach of any such rules is likely to be regarded as gross misconduct.
15.Miscellaneous.
a.Group Company. The term “Group Company” in this Agreement refers to the Company and any of its current or future parent companies, subsidiaries, affiliates, successors, or assigns.
b.Communications. To the extent this Agreement or any related documentation has been provided to you in a language other than English, the English language version will govern in case of any ambiguities or inconsistencies, subject to applicable law. The Company may also deliver any documents related to your employment to you and request your consent to such documents by electronic means. You hereby consent to receive such documents by electronic delivery and, if applicable, to execute such documents via electronic signatures, click-through acceptance of terms, or other online system as may be established and maintained by the Company.
c.Severability. The provisions of this Agreement are severable, and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, it will nevertheless be enforced to the fullest extent allowed by law, and the remaining provisions will not be affected.
d.Governing Law and Forum. This Agreement will be governed by the laws of the Republic of Singapore, without giving effect to any conflict of laws principles, and any dispute that cannot be resolved by the parties will be submitted to the exclusive jurisdiction of the courts of the Republic of Singapore.
e.Entire Agreement. This Agreement supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this Agreement. This Agreement may not be amended or modified, except by an express written agreement signed by both you and Snap Inc.’s Chief People Officer, except that the Company reserves the right to change your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, from time to time, subject to applicable law.
f.Counterparts. This Agreement may be signed in two or more counterparts. Each of these will be considered an original, and together they will constitute a single agreement.

[signature page follows]

If you wish to accept this offer, please sign and date both this Agreement and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. This offer, if not accepted, will expire at the close of business on May 7, 2026. Please do not hesitate to contact Scott Withycombe with any questions. We look forward to your response!
Very truly yours,
SNAP GROUP LIMITED SINGAPORE BRANCH

By: /s/ Scott Withycombe
    Name: Scott Withycombe
Title: Chief People Officer, Snap Inc. on behalf of Snap Group Limited Singapore Branch

ACCEPTED AND AGREED:
By: /s/ Ajit Mohan
Name: Ajit Mohan
Date: May 6, 2026

Attachment: Confidential Information and Invention Assignment Agreement